Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

COX RADIO REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

ATLANTA, November 6, 2007—Cox Radio, Inc. (NYSE: CXR) today reported financial results for the three-month and nine-month periods ended September 30, 2007.

Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006		2007	2006
Net revenues	$111,765	$112,663	(0.8)%	$330,520	$327,420	0.9%
Station operating income (1)	46,880	50,104	(6.4)%	132,495	138,162	(4.1)%
Station operating income margin (2)	41.9%	44.5%	—	40.1%	42.2%	—
Operating income	$37,138	$40,914	(9.2)%	$103,393	$110,463	(6.4)%
Net income	20,196	23,951	(15.7)%	53,983	63,602	(15.1)%
Net income per common share—diluted	$0.21	$0.25	(16.0)%	$0.57	$0.66	(13.6)%
Free cash flow (3)	26,593	29,920	(11.1)%	75,997	79,623	(4.6)%

(1)	Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Please see the attached table for a reconciliation to operating income, the most directly comparable GAAP financial measure.
(2)	Station operating income margin is station operating income as a percentage of net revenues.
(3)	Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation to net income, the most directly comparable GAAP financial measure.

Robert F. Neil, President and CEO, commented, “I’m pleased with the strong revenue growth our Atlanta stations achieved this quarter, up 9% over the same period last year and substantially outpacing the Atlanta market, which was flat for the quarter. This performance underscores the success that is possible with consistently strong ratings.” Neil continued, “Third quarter also marked the introduction of electronic ratings measurement via the PPM to the Houston market. While sampling and other issues still remain related to the PPM, I’m pleased with our stations’ initial ratings under this new measurement method and the potential revenue opportunity those ratings represent going forward.”

Operating Results – Third Quarter 2007

Net revenues for the third quarter of 2007 were $111.8 million, down 0.8% from the third quarter of 2006. Local revenues decreased 0.9% and national revenues decreased 5.2%, each as compared to the third quarter of 2006. Other revenues increased 13.1% as compared to the third quarter of 2006, primarily due to a 19.7% increase in Internet revenues during the comparable period. Our stations in Atlanta, Birmingham and Greenville delivered revenue growth during the third quarter of 2007. The revenue growth at these stations was offset by results of our stations in Miami, Tampa, San Antonio, Jacksonville and Dayton, where net revenues were down for the quarter. Revenues in Atlanta, our largest market, were up 8.7% in the third quarter of 2007 as compared to the same period in 2006.

Cost of services is comprised of expenses incurred by our technical, news and programming departments. Cost of services increased $2.2 million, or 10.1%, to $24.2 million. This increase was the result of $0.5 million of additional expenses related to expanded employee participation in Cox Enterprises’ defined benefit pension plan, as well as additional costs associated with programming talent and programming rights.

Selling, general and administrative expenses are comprised of expenses incurred by our sales, promotion and general and administrative departments. These expenses increased $0.3 million, or 0.7% as compared to the third quarter of 2006. This increase was primarily the result of $0.7 million of additional expenses related to expanded employee participation in Cox Enterprises’ defined benefit pension plan. This increase was partially offset by a decrease in sales commissions and bonuses in the third quarter of 2007, as compared to the third quarter of 2006.

Corporate general and administrative expenses increased $0.3 million, or 5.0% as compared to the third quarter of 2006. This change, as well as changes in depreciation and amortization and other operating expenses, net, were not material to our overall operating results or financial condition.

Operating income for the third quarter of 2007 was $37.1 million, a $3.8 million decrease from the third quarter of 2006 for the reasons discussed above.

Interest expense during the third quarter of 2007 totaled $5.0 million, as compared to $7.0 million for the third quarter of 2006. This decrease was primarily attributable to lower overall outstanding debt, as well as a $0.4 million decrease in interest expense associated with the expiration of our interest rate swap in the third quarter of 2007. The average interest rate on our credit facility was 6.2% and 5.8% during the third quarter of 2007 and 2006, respectively.

Income tax expense increased approximately $2.4 million to $12.4 million in the third quarter of 2007, as compared to the third quarter of 2006. This increase primarily related to favorable audit settlements recorded in the comparable period last year. Our overall effective tax rate was 38.0% for the third quarter of 2007 and 29.4% for the third quarter of 2006.

Net income for the third quarter of 2007 was $20.2 million, a decrease of $3.8 million from the third quarter of 2006. This decrease was attributable to the various factors discussed above.

Operating Results – First Nine Months of 2007

Net revenues for the first nine months of 2007 increased $3.1 million to $330.5 million, a 0.9% increase compared to the first nine months of 2006. Local revenues increased 1.2% and national revenues decreased 2.6%, each as compared to the first nine months of 2006. Other revenues increased 9.4% as compared to the first nine months of 2006, primarily due to a 23.9% increase in Internet revenues during that same period. Our stations in Atlanta, Birmingham and Greenville delivered revenue growth during the first nine months of 2007. Those increases were offset by results of our stations in Houston, San Antonio, Jacksonville and Dayton, where revenues were down for the first nine months of 2007. Revenues in Atlanta, our largest market, were up 9.2% in the first nine months of 2007 as compared to the same period in 2006.

Cost of services increased $5.8 million, or 9.1%, to $69.8 million compared to the first nine months of 2006. This increase was the result of $1.7 million of additional expenses related to expanded employee participation in Cox Enterprises’ defined benefit pension plan, as well as additional costs associated with programming talent and programming rights.

Selling, general and administrative expenses increased $3.8 million, or 2.9%, to $132.6 million compared to the first nine months of 2006. This increase was the result of expenses related to additional performance units and stock-based compensation awarded in the first quarter of 2007. Compensation expense for these awards is recognized as they vest. Additionally, there was a $2.6 million increase in expenses related to expanded employee participation in Cox Enterprises’ defined benefit pension plan.

Corporate general and administrative expenses increased $0.3 million, or 2.1% as compared to the first nine months of 2006. This change, as well as changes in depreciation and amortization and other operating expenses, net, were not material to our overall operating results or financial condition.

Operating income for the first nine months of 2007 was $103.4 million, a $7.1 million decrease over the first nine months of 2006 for the reasons discussed above.

Interest expense during the first nine months of 2007 totaled $16.1 million, as compared to $19.3 million for the first nine months of 2006. This decrease was primarily attributable to lower overall outstanding debt. The average rate on our credit facility was 6.1% during the first nine months of 2007 and 5.8% during the first nine months of 2006.

Income tax expense increased approximately $6.5 million to $34.1 million in the first nine months of 2007 as compared to the first nine months of 2006. This change was primarily due to benefits recorded in the prior year for favorable audit settlements and changes in state tax law, partially offset by the impact of a reduction in current period operating income. The effective tax rate for the first nine months of 2007 and 2006 was 38.7% and 30.2%, respectively.

Net income for the first nine months of 2007 was $54.0 million, as compared to $63.6 million for the first nine months of 2006, for the reasons discussed above.

Other Matters

On August 24, 2005, our Board of Directors authorized a share repurchase program for the purchase of shares of Class A common stock with a market value of up to $100.0 million. Final repurchases under this program were made in August 2007. On May 16, 2007, our Board of Directors authorized an additional share repurchase program through which we may repurchase up to $100 million of our Class A common stock in the open market or through privately negotiated transactions, with the amount and timing of repurchases to be determined by management. During the third quarter of 2007, we repurchased 2.0 million shares for an aggregate purchase price of approximately $26.1 million, including commissions and fees. As of September 30, 2007, we had purchased a total of approximately 8.1 million shares under the two programs, for an aggregate purchase price of approximately $113.2 million, including commissions and fees, at an average price of $13.97 per share. Approximately $86.8 million remained authorized under the second program as of September 30, 2007.

Cox Radio is one of the largest radio companies in the United States based on revenues. Cox Radio owns, operates or provides sales and marketing services for 80 stations (67 FM and 13 AM) clustered in 18 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

Cox Radio will host a teleconference to discuss its results on Tuesday, November 6th at 11:00 a.m. Eastern Standard Time. To access the teleconference, please dial 973-582-2854 ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of our website, located at www.coxradio.com. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Tuesday, November 13, 2007, which can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), passcode 9308185. The webcast will also be archived on our website for 30 days.

Forward-Looking Statements

Statements in this release, including statements relating to any earnings or revenue projections, are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are statements that relate to future plans, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to political events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cox Radio’s filings with the Securities and Exchange Commission, including Cox Radio’s Annual Report on Form 10-K for the year ended December 31, 2006. Cox Radio assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

Contact:
Analysts and Investors	Analysts, Investors, Press or Media
Neil Johnston	Dan Harris
Vice President & Chief Financial Officer	Brainerd Communicators, Inc.
Cox Radio, Inc.	212-986-6667
678-645-4310	harris@braincomm.com

Consolidated Statements of Income – Unaudited

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net revenues:
Local	$77,227	$77,939	$233,262	$230,599
National	24,472	25,823	70,204	72,096
Other	10,066	8,901	27,054	24,725

Total revenues	111,765	112,663	330,520	327,420

Operating expenses:
Cost of services (exclusive of depreciation and amortization shown below)	24,242	22,011	69,825	63,983
Selling, general and administrative	42,229	41,925	132,626	128,868
Corporate general and administrative	5,334	5,079	16,043	15,714
Depreciation and amortization	2,741	2,716	8,467	8,024
Other operating expenses, net	81	18	166	368

Operating income	37,138	40,914	103,393	110,463

Other income (expense):
Interest expense	(5,044)	(7,008)	(16,119)	(19,308)
Other items, net	471	(3)	791	1

Income before income taxes	32,565	33,903	88,065	91,156

Current income tax expense	7,487	4,555	21,142	16,814
Deferred income tax expense	4,882	5,397	12,940	10,740

Total income tax expense	12,369	9,952	34,082	27,554

Net income	$20,196	$23,951	$53,983	$63,602

Net income per share - basic
Net income per common share	$0.22	$0.25	$0.57	$0.66

Net income per share - diluted
Net income per common share	$0.21	$0.25	$0.57	$0.66

Weighted average basic common shares outstanding	93,896	95,104	94,691	96,327

Weighted average diluted common shares outstanding	94,458	95,485	95,279	96,718

Selected Balance Sheet Data – Unaudited

(In thousands)

	September 30, 2007	December 31, 2006
Cash	$3,580	$4,381
Amounts due (to) from Cox Enterprises, Inc.	(7,548)	1,980
Total assets	2,121,654	2,117,917

Long-term debt(1)	330,000	380,000
Total liabilities	876,461	899,878
Total shareholders’ equity	1,245,193	1,218,039

(1)	Consists of amounts borrowed under our revolving credit facility that currently expires in July 2011.

Supplemental Cash Flow Disclosures – Unaudited

(In thousands)

	Nine Months Ended September 30,
	2007	2006
Net cash provided by operating activities	$79,738	$77,868
Net cash used in investing activities	(12,227)	(24,884)
Net cash used in financing activities	(68,312)	(52,417)

Capital expenditures	7,105	8,530
Cash paid during the period for interest	16,419	25,170
Cash paid during the period for income taxes	20,115	17,501

Use of Non-GAAP Financial Measures

Cox Radio utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that: (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures used in this release are station operating income, station operating income margin and free cash flow.

•	Station operating income is operating income excluding other operating expenses, net, depreciation and amortization, non-cash compensation expense and corporate general and administrative expenses.

•	Station operating income margin is station operating income as a percentage of net revenues calculated in accordance with GAAP.

•

Free cash flow is net income plus deferred income tax expense, other operating income or expenses, net, depreciation and amortization and non-cash compensation expense, minus capital expenditures, and adjusted for other items, net, and non-recurring items.

Cox Radio’s management believes that station operating income, station operating income margin and free cash flow provide useful data to evaluate Cox Radio’s overall financial condition and operating results and the means to evaluate our radio stations’ performance and operations. Management also believes that these measures are useful to an investor in evaluating our performance because they are commonly used financial analysis tools for measuring and comparing media companies. In addition, management uses these measures to evaluate individual radio station and market-level performance, as well as our overall operations. Station operating income and free cash flow should not be considered as alternatives to operating income or net income as indicators of Cox Radio’s financial performance. Free cash flow should not be considered an alternative to net cash provided by operating activities as a measure of liquidity. Each of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

The following table reconciles operating income, from Cox Radio’s financial statements presented in accordance with GAAP, to station operating income, a non-GAAP financial measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)
	(In thousands)
Operating income	$37,138	$40,914	$103,393	$110,463
Adjustments:
Other operating expenses, net	81	18	166	368
Depreciation and amortization	2,741	2,716	8,467	8,024
Non-cash compensation expense	2,261	1,978	6,387	5,420
Corporate general and administrative (excludes $0.7 and $0.6 million of non-cash compensation expense for the three months ended September 30, 2007 and 2006, respectively, and $2.0 and $1.8 million of non-cash compensation expense for the nine months ended September 30, 2007 and 2006, respectively; these amounts are included in non-cash compensation expense presented above)	4,659	4,478	14,082	13,887

Station operating income	$46,880	$50,104	$132,495	$138,162

The following table reconciles net income, from Cox Radio’s financial statements presented in accordance with GAAP, to free cash flow, a non-GAAP financial measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)
	(In thousands)
Net income	$20,196	$23,951	$53,983	$63,602
Adjustments:
Deferred income tax expense	4,882	5,397	12,940	10,740
Other items, net	(471)	3	(791)	(1)
Other operating expenses, net	81	18	166	368
Depreciation and amortization	2,741	2,716	8,467	8,024
Non-cash compensation expense	2,261	1,978	6,387	5,420
Capital expenditures	(3,097)	(4,143)	(7,105)	(8,530)
Non-recurring item:
Proceeds from insurance recovery	—	—	1,950	—

Free cash flow	$26,593	$29,920	$75,997	$79,623